Room 4561
						September 30, 2005

James R. Lavelle
Chief Executive Officer
Cotelligent, Inc.
655 Montgomery Street, Suite 1000
San Francisco, CA 94111

Re:	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed April 15, 2005
	From 10-Q for Fiscal Quarter Ended March 31, 2005
	Filed May 13, 2005
      From 10-Q for Fiscal Quarter Ended June 30, 2005
	Filed August 12, 2005
	File No. 0-27412

Dear Mr. Lavelle:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief
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